QuickLinks -- Click here to rapidly navigate through this document

[Letterhead of UnitedHealth Group Incorporated]

    Exhibit 5

Board Of Directors
UnitedHealth Group Incorporated
9900 Bren Road East
Minnetonka, Minnesota 55343

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is being delivered in connection with a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the sale by UnitedHealth Group Incorporated, a Minnesota Corporation (the "Company"), of up to 193,997 shares of the Company's Common Stock, $.01 par value per share (the "Stock"), issuable upon the exercise from time to time of stock options granted pursuant to the MCM 1995 Stock Option Plan, Managed Care Solutions 1996 Stock Option Plan, MCM 1995 Directors' Stock Option Plan, Managed Care Solutions 1996 Non-Employee Director Stock Option Plan, Managed Care Solutions 1998 CEO Stock Option Plan, Lifemark Corporation 1999 Executive Stock Option and Ownership Plan, Lifemark Corporation 2000 Non-Employee Director Stock Plan, Medicus 1991 Stock Option Plan, and Medicus 1994 Stock Option Plan (collectively, the "Plans"), which were assumed by the registrant in connection with the merger of Lifemark Corporation and Leo Acquisition Corp.

As General Counsel of the Company, I am familiar with the affairs of the Company. In addition, my staff and I have examined such documents, including resolutions adopted by the Board of Directors with respect to the Registration Statement and the Stock, and have reviewed such questions of law as I have deemed necessary for the purposes of rendering the opinion set forth below.

In rendering this opinion, I have assumed, with respect to all parties to agreements or instruments relevant hereto (other than the Company) that: (i) such parties had or will have the requisite power and authority (corporate and otherwise) to execute, deliver and perform such agreements or instruments; (ii) such agreements or instruments have been or will have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties; and (iii) such agreements and instruments are or will be the valid, binding and enforceable obligations of such parties.

Based on the foregoing, I am of the opinion that the Stock has been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor in accordance with the Plans, will be validly issued, fully paid and nonassessable.

The opinion expressed above is limited to the laws of the State of Minnesota and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Dated: February 14, 2001

Very truly yours,

David J. Lubben
General Counsel

QuickLinks

[Letterhead of UnitedHealth Group Incorporated]